Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement

(Form S-3 No. 333-89758) and related Prospectus of Riverstone Networks, Inc. for the registration of 8,094,716 shares of its common stock and to the incorporation by reference therein of our report dated May 28, 2002, with respect to the consolidated financial statements and schedule of Riverstone Networks, Inc. included in its Annual Report (Form 10-K) for the year ended March 2, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG

Palo Alto, California

February 26, 2003